AMENDMENT NO. 1 TO
                                  SCHEDULE 13G

                                 (RULE 13D-102)

           Information to be Included in Statements Filed Pursuant to
                Rule 13d-1(b), (c) and (d) and Amendments Thereto
                          Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                            JWGENESIS FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    482227105
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                FEBRUARY 9, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
--------------------------                             -------------------------
CUSIP No. 482227105                                           Page 2 of 5
--------------------------                             -------------------------

---------------------- ---------------------------------------------------------------------------------------------
         1             NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
                       PERSON:                                                                 Avatex Corporation
                                                                                            Tax Id No. 25-1425889
---------------------- ---------------------------------------------------------------------------------------------
         2             CHECK THE APPROPRIATE BOX IF A MEMBER                                              (a) |_|
                       OF A GROUP:                                                                        (b) |_|
---------------------- ---------------------------------------------------------------------------------------------
         3             SEC USE ONLY

---------------------- ---------------------------------------------------------------------------------------------
         4             CITIZENSHIP OR PLACE OF ORGANIZATION:                                             Delaware

---------------------- ---------------------------------------------------------------------------------------------

NUMBER OF
                                 5       SOLE VOTING POWER:                                               200,000
SHARES
                            ------------ ---------------------------------------------------------------------------
BENEFICIALLY
                                 6       SHARED VOTING POWER:                                                   0
OWNED BY
                            ------------ ---------------------------------------------------------------------------
EACH
                                 7       SOLE DISPOSITIVE POWER:                                          200,000
REPORTING
                            ------------ ---------------------------------------------------------------------------
PERSON WITH
                                 8       SHARED DISPOSITIVE POWER:                                              0

---------------------- ---------------------------------------------------------------------------------------------
         9             AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON:                                                          200,000

---------------------- ---------------------------------------------------------------------------------------------
        10             CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
                       EXCLUDES CERTAIN SHARES                                                                |_|

---------------------- ---------------------------------------------------------------------------------------------
        11             PERCENT OF CLASS REPRESENTED
                       BY AMOUNT IN ROW (9):                                                                3.77%

---------------------- ---------------------------------------------------------------------------------------------
        12             TYPE OF REPORTING PERSON:                                                               CO

---------------------- ---------------------------------------------------------------------------------------------


                                       13G
--------------------------                             -------------------------
CUSIP No. 482227105                                           Page 3 of 5
--------------------------                             -------------------------


Item 1(a)         Name of Issuer:
                  ---------------

                  JWGenesis Financial Corp.


Item 1(b)         Address of the Issuer's Principal Executive Office:
                  ---------------------------------------------------

                  980 North Federal Highway, Suite 210, Boca Raton, Florida
                  33432


Item 2(a)         Name of Person Filing:
                  ----------------------

                  Avatex Corporation


Item 2(b)         Address of Principal Business Office or, if none, Residence:
                  ------------------------------------------------------------

                  5910 North Central Expressway Suite 1780 Dallas, Texas 75206


Item 2(c)         Citizenship:
                  ------------

                  Avatex Corporation is a Delaware corporation.


Item 2(d)         Title of Class of Securities:
                  -----------------------------

                  Common Stock


Item 2(e)         CUSIP Number:
                  -------------

                  482227105

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  ------------------------------------------------------

         (a)      |_|      Broker or Dealer registered under Section 15 of the
                           Exchange Act;

         (b)      |_|      Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

         (c)      |_|      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

                                       13G
--------------------------                             -------------------------
CUSIP No. 482227105                                           Page 4 of 5
--------------------------                             -------------------------


         (d)      |_|      Investment company registered under Section 8 of the
                           Investment Company Act;

         (e)      |_|      An investment advisor in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      |_|      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      |_|      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      |_|      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      |_|      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4            Ownership
                  ---------
         (a)      Amount beneficially owned:                                            200,000 shares

         (b)      Percent of Class:                                                     3.77%

         (c)      Number shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:                    200,000 shares

                  (ii)     Shared power to vote or to direct the vote:                  0 shares

                  (iii)    Sole power to dispose or to direct the disposition of:       200,000 shares

                  (iv)     Shared power to dispose or to direct the disposition of:     0 shares

Item 5            Ownership of Five Percent or Less of a Class
                  --------------------------------------------

                                       13G
--------------------------                             -------------------------
CUSIP No. 482227105                                           Page 5 of 5
--------------------------                             -------------------------


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6        Ownership of More Than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------

              Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
              -------------------------------------------------------------

              Not Applicable.


Item 8        Identification and Classification of Members of the Group
              ---------------------------------------------------------

              Not Applicable.


Item 9        Notice of Dissolution of Group
              ------------------------------

              Not Applicable.


Item 10       Certification
              -------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1999                    AVATEX CORPORATION

                                            By: /s/ Robert H. Stone
                                                -------------------------------
                                                Robert H. Stone
                                                Vice President